EXHIBIT 10.1

Chase	Amended and Restated Credit Agreement

This agreement dated as of July 12, 2006, between JPMorgan Chase Bank, N.A. (together with its successors and assigns, the "Bank"), having an office at 120 South La Salle Street, 6th Floor, Chicago, IL 60603-3403, and WesBanco, Inc., a West Virginia corporation, with its headquarters office located at One Bank Plaza, Wheeling, WV 26003 (whether one or more, and if more than one, individually and collectively, the "Borrower").

1.	Credit Facilities.

1.1	Scope. This agreement governs Facility A and, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by applicable law, governs all the Credit Facilities as defined below.

1.2
Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $35,000,000.00 in the aggregate at any one time outstanding ("Facility A"). Credit under Facility A shall be repayable as set forth in a Line of Credit Note executed concurrently with this agreement, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor. The proceeds of Facility A shall be used to refinance all of Borrower’s indebtedness with SunTrust Bank, N.A., and for the Borrower’s general corporate purposes.

2.	Definitions. As used in this agreement, the following terms have the following respective meanings:

2.1
"Affiliate" means, as to any Person, any other Person: (1) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (2) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (3) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term "control" means to possess, directly or indirectly, the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. The Bank is not under any circumstances to be deemed an Affiliate of Borrower or any of its Subsidiaries.

2.2
"Authority Documents" means certificates of authority to transact business, certificates of good standing, borrowing resolutions (with secretary's certificate), secretary's certificates of incumbency, and other documents, which empower and enable the Parties or their representatives to enter into the Related Documents or evidence such authority.

2.3	"Business Day" means a day when the main office of the Bank is open for the conduct of commercial lending business.

2.4
"Credit Facilities" means all extensions of credit from the Bank to the Borrower, whether now existing or hereafter arising, including but not limited to those described in Section 1 and those extended contemporaneously with this agreement, including any and all renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor.

2.5	"Company" means a corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust or other business entity.

2.6	"GAAP" means generally accepted accounting principles in effect in the United States of America, consistently applied.

2.7
"Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Bank, the Borrower or any other Obligor, or any Subsidiary of the Borrower, or their respective properties. Governmental Authority includes but is not limited to the Board of Governors of the Federal Reserve System ("FRB"), the Federal Deposit Insurance Corporation (the "FDIC"), any state banking regulatory or supervisory authority (a “State Authority”), the Office of Thrift Supervision (the "OTS"), the Office of the Comptroller of the Currency (the "OCC") and the Securities and Exchange Commission (the "SEC”).

2.8
“Intercompany Loan” means the loan made by the Bank to the Borrower, made in accordance with Regulation W of the Federal Reserve Board, and which loan is in the principal amount of $3,500,000.00 and is secured by marketable securities and other assets of Borrower.

2.9
"Indebtedness" means and includes (without duplication) (i) all items arising from the borrowing of money, which according to GAAP, would be included in determining total liabilities as shown on the balance sheet; (ii) all indebtedness secured by any Lien on property owned by the Borrower or the Subsidiaries of the Borrower whether or not such indebtedness shall have been assumed; (iii) all guarantees and similar contingent liabilities in respect to indebtedness of others; and (iv) all other interest-bearing obligations evidencing indebtedness to others for borrowed money.

2.10
"Legal Requirement" means any law, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any list, license or permit issued by, any Governmental Authority.

2.11
"Liabilities" means all debts, obligations, indebtedness and liabilities of every kind and character of the Borrower to the Bank, its successors and assigns, now existing or later arising, whether individual, joint and several, contingent or otherwise, including, without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements, restatements or substitutions of any of the foregoing.

2.12
"Lien" means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract.

2.13
"Material Adverse Effect" means an effect which is reasonably determined by the Bank to be a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or any of the other Related Documents, or (c) the rights of or benefits available to the Bank under this Agreement or any of the Related Documents

2.14	"Notes" means each and all promissory notes, instruments and/or other agreements evidencing the terms and conditions of any of the Credit Facilities.

2.15	"Obligor" means each Borrower and any guarantor, surety, co-signer, general partner or other Person who may now or hereafter be obligated to pay all or any part of the Liabilities.

2.16
"Organizational Documents" means, with respect to a corporation, the certificate of incorporation or formation, articles of incorporation and bylaws of such corporation; with respect to a limited liability company, the articles of organization, regulations, operating agreement and other documents establishing or governing such entity, with respect to a partnership, joint venture, or trust, the agreement, certificate or instrument establishing or governing such entity; in each case including all modifications and supplements thereof as of the date of the Related Document referring to such Organizational Document and any and all future modifications thereof which are consented to by the Bank.

2.17	"Parties" mean all Persons other than the Bank executing any Related Document.

2.18
“Permitted Acquisition” means the purchase of the capital stock of, or equity interest in another Company, or of the assets of another Company, provided that no Event of Default or event which, with the giving of notice or the lapse of time or both would constitute an Event of Default, has occurred and is continuing or would occur as a result of such acquisition, and provided, further, that all purchases of the capital stock of, or equity interests in another Company, or of the assets of another Company, during any period of twelve consecutive calendar months shall not in the aggregate exceed thirty-five and No/ 100 percent (35.00%) of the consolidated stockholders’ equity of the Borrower, determined in accordance with GAAP.

2.19	"Person" means any individual, Company, trust, unincorporated organization, Governmental Authority or any other form of entity.

2.20	"Proper Form" means in form and substance satisfactory to the Bank.

2.21
"Rate Management Transaction" means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

2.22
"Related Documents" means this agreement, the Notes, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with this agreement or in connection with any of the Liabilities.

2.23
"Subordinated Debt" means any Indebtedness subordinated to Indebtedness due the Bank pursuant to a written subordination agreement in Proper Form by and among the Bank, subordinated creditor and the Borrower which at a minimum must prohibit: (a) any action by subordinated creditor which will result in an occurrence of an Event of Default or default under this agreement, the subordination agreement or the subordinated Indebtedness; and (b) upon the happening of any Event of Default or default under any Related Documents, the subordination agreement, or any instrument evidencing the subordinated Indebtedness: (i) any payment of principal and interest on the subordinated Indebtedness; (ii) any act to compel payment of principal or interest on subordinated Indebtedness; and (iii) any action to realize upon any collateral securing the subordinated Indebtedness.

2.24
"Subsidiary" means, as to a particular parent Company, any Company of which 50% or more of the indicia of equity rights is at the time directly or indirectly owned by such parent Company or by one or more Persons controlled by, controlling or under common control with such parent Company. For purposes of this agreement, the Borrower's Subsidiaries include but are not limited to each of those listed on Annex I.

3.	Conditions Precedent.

3.1
Conditions Precedent to Initial Extension of Credit. Before the first extension of credit governed by this agreement, whether by disbursement of any loan, issuance of any letter of credit, or otherwise, the Borrower shall deliver to the Bank in Proper Form:

A.  Related Documents. The Notes, and as applicable, the letter of credit applications, the security agreements, the pledge agreements, financing statements, mortgages or deeds of trust, the guaranties, the subordination agreements, and any other loan documents which the Bank may reasonably require to give effect to the transactions described in this agreement;

B.  Organizational and Authority Documents. The Organizational and Authority Documents of the Borrower and any other Party executing the Related Documents.

C.  Payoff Existing Debt/ Release of Liens. Full payment and satisfaction of all debt of the Borrower and each of its Subsidiaries other than the Indebtedness permitted by Section 5.1 hereof, and the release and satisfaction of all Liens other than the Liens permitted by Section 5.2 hereof, which may occur prior to or contemporaneously with the initial funding under Facility A.

3.2
Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit or otherwise, the following conditions must be satisfied:

A.  Representations. The representations of the Borrower and any other Parties to the Related Documents are true on and as of the date of the extension of credit;

B.  No Event of Default. No default or Event of Default has occurred under this agreement, the Notes or any other Related Documents and is continuing or would result from the extension of credit, and no event has occurred which would constitute the occurrence of any default or any Event of Default but for the lapse of time until the end of any grace or cure period.

3.3	Additional Approvals, Opinions, and Documents. The Bank has received any other approvals, opinions and documents as it may reasonably request.

3.4
Satisfaction of Conditions Precedent. The acceptance of the proceeds and benefits of the proceeds of any Credit Facility shall constitute a representation and warranty by the Parties to the Bank that all of the conditions specified in this Article 3 for that Credit Facility have been satisfied as of that time.

4.	Affirmative Covenants. The Borrower agrees to do, and will cause each of its Subsidiaries to do, each of the following:

4.1
Financial information. Furnish to Bank in Proper Form (1) the financial statements prepared in conformity with GAAP on consolidated and consolidating bases and the other information described in, and within the times required by, Exhibit A, Reporting Requirements, Financial Covenants and Compliance Certificate attached hereto and incorporated herein by reference; (2) within the time required by Exhibit A, a certificate in the form of Exhibit A signed or otherwise authenticated and certified by the chief financial officer or president of the Party required to submit the information; (3) to the extent permitted by applicable Legal Requirements, promptly after the same are available, copies of each annual report or financial statement or other report or communication sent by the Borrower to the shareholders of the Borrower; each registration statement which the Borrower or any Subsidiary may file with any Governmental Authority or with any securities exchange; (4) promptly after a request is submitted to the appropriate Governmental Authority, any request for waiver of funding standards or extension of amortization periods with respect to any employee benefit plan; and (5) such other information relating to the financial condition, prospects and affairs of the Borrower, each other Obligor and their respective Subsidiaries as the Bank may reasonably request from time to time. Nothing in this agreement shall require the Borrower to provide any information to the Bank which the Borrower, any other Obligor or any of their respective Subsidiaries is prohibited by Legal Requirements to disclose. All proceeds of any collateral shall be deposited in an account maintained with Bank.

4.2
Existence. Maintain its existence and business operations as presently in effect in accordance with all applicable Legal Requirements, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank's request, adequate funds or security have been pledged to insure payment.

4.3	Financial Records. Maintain proper books and records of account, in accordance with GAAP, and consistent with financial statements previously submitted to the Bank.

4.4
Inspection. Permit the Bank or its representatives, at those times and at the intervals as the Bank may reasonably require: (1) to inspect, examine, audit and copy its business records, and to discuss its business, operations, prospects and financial condition with its officers and accountants; and (2) to inspect its business operations and sites; provided, however, that nothing in this agreement shall give the Bank the right to inspect or copy any records of (a) any examination report of the Borrower’s supervisory Governmental Authority or other information that the Borrower or any of its Subsidiaries are prohibited by any Legal Requirement from disclosing without the consent of the supervising Governmental Authority, or (b) the confidential information of any particular customer of Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries are prohibited from disclosing by any Legal Requirement or by any applicable confidentiality agreement with any such customer; provided, however, the Borrower will, and will cause each of its Subsidiaries to, cooperate in obtaining any consent of the supervising Governmental Authority or any particular customer should the Bank request such disclosure.

4.5
Notices of Claims, Litigation, Defaults, etc. Promptly inform the Bank in writing of (1) all existing and threatened litigation, claims, investigations, administrative proceedings and similar actions affecting the Borrower or any Subsidiary of the Borrower which could materially affect the business, property, affairs, prospects or financial condition of Borrower or any of its Subsidiaries; (2) the occurrence of any default or Event of Default and the circumstances which give rise to the Bank's option to terminate the Credit Facilities to the extent the disclosure does not violate any Legal Requirement; (3) any material additions to or material changes in its locations or businesses, unless the Borrower has provided such information in writing to the Bank prior to making such addition or such change; and (4) any alleged breach of any provision of this agreement or of any other Related Documents by the Bank.

4.6
Title to Assets and Property. Maintain good and marketable title to all of its assets and properties and defend its assets and properties against all claims and demands of all Persons at any time claiming any interest in them.

4.7
Additional Assurances. Promptly make, execute and deliver any and all agreements, documents, instruments and other records that the Bank may reasonably request to evidence any of the Credit Facilities, cure any defect in the execution and delivery of any of the Related Documents, perfect any Lien, comply with any Legal Requirement applicable to the Bank or the Credit Facilities or more fully to describe particular aspects of the agreements set forth or intended to be set forth in any of the Related Documents.

4.8
Ownership of Stock. Borrower shall at all times maintain ownership of (1) one hundred percent (100.00%) of the capital stock of of each of its financial institution Subsidiaries, (2) cause the Bank to at all times maintain ownership of one hundred percent (100.00%) of the capital stock of each of Wesbanco Asset Management, Inc., and Wesbanco Insurance Services, Inc., and (3) cause Wesbanco Asset Management, Inc to at all times maintain ownership of one hundred percent (100.00%) of the voting capital stock of Wesbanco Services, Inc.

4.9
Capitalization Status. Borrower shall maintain at all times each financial institution Subsidiary’s categorization as ‘Well Capitalized’ as defined by the regulations of each respective Subsidiary’s primary federal Government Authority.

4.10
Financial Institution Subsidiary’s Consolidated Non-Performing Assets Ratio. Borrower shall at all times maintain a “Consolidated Non-Performing Asset Ratio” of not greater than one and 75/100 percent (1.75%). As used in this Section, the term “Consolidated Non-Performing Assets Ratio” means the ratio, determined on a consolidated basis for the Borrower, of (i) the sum of “Non-Performing Assets” plus“OREO,” to (ii) the sum of “Total Loans” plus “OREO.” As used in this Section, the term “Non-Performing Assets” means the sum of all loans classified as past due 90 days or more and still accruing interest, all loans classified a ‘non-accrual’ and no longer accruing interest, all loans classified as ‘restructured loans and leases’, and all other ‘non-performing loans.’ As used in this Section, the term “Total Loans” means the total of all performing and non-performing loans. As used in this Section, the term “OREO” means the book value, net of accumulated depreciation, of all other real estate owned by the financial institutions Subsidiary and its Subsidiaries for which this ratio is being computed; provided, however, that this term excludes all real estate which is occupied and used by the financial institutions Subsidiary and its Subsidiaries in the ordinary course of business. The ratio set forth in this Section shall be measured quarterly and shall be determined from the applicable quarterly financial statements filed with the applicable Governmental Authority.

5.	Negative Covenants. Without the prior written consent of the Bank, the Borrower will not and no Subsidiary of the Borrower will:

5.1
Indebtedness. Create, assume, incur, have outstanding, or in any manner become liable in respect of any Indebtedness, other than (1) Indebtedness incurred in the ordinary course of business (including, without limitation, Federal Home Loan Bank (or regional member bank) borrowings, Federal Reserve Board (or regional member bank) Discount Window Program borrowings, unsecured Fed Funds lines, and Reverse Repurchase Agreements) and in accordance with applicable Legal Requirements and safe and sound banking practices; (2) Indebtedness reflected in the Borrower’s financial statements dated March 31, 2006; (3) additional Indebtedness contracted for after the date of this agreement that does not exceed the amounts reflected in those financial statements described in (2) above; (4) upon the approval of the Bank, Subordinated Debt; (5) trust preferred securities issued after the date of this Agreement, provided that no Event of Default or event which, with the giving of notice or the lapse of time or both would constitute an Event of Default, has occurred and is continuing or would occur as a result of such issuance; (5) the Intercompany Loan; (6) sale and repurchase obligations among (a) Wesbanco Bank, Inc., and (b) either one or both of Wesbanco Asset Management, Inc., or Wesbanco Services, Inc., with respect to any loan sales among them in the ordinary course of business (to the extent that any such sale and repurchase obligations may constitute “Indebtedness”); and (7) short term liabilities, including accrued interest, accrued and deferred tax liabilities, and current pension liabilities (to the extent that any of the foregoing may constitute “Indebtedness”).

5.2
Liens. Create, assume, incur, suffer or permit to exist any Lien of any kind or character upon or with respect to any of its assets or properties, whether now owned at the date hereof or later acquired, or assign or otherwise convey any right to receive income, other than (1) Liens in favor of the Bank, (2) existing Liens disclosed in writing to the Bank, (3) Liens incurred in the ordinary course of business securing current non-delinquent liabilities for taxes, worker’s compensation, unemployment insurance, social security, and pension liabilities, (4) existing mortgage liens on the real estate of the Borrower and the Borrower’s Subsidiaries securing the existing mortgage debt related thereto and which is presently secured thereby; (5) Liens against collateral currently pledged to secure the Intercompany Loan; (6) liens granted in the ordinary course of business to the Federal Home Loan Bank (or regional member bank) securing permitted Federal Home Loan Bank (or regional member bank) borrowings; (7) liens granted in the ordinary course of business to the Federal Reserve Board (or regional member bank) securing permitted Federal Reserve Board (or regional member bank) Discount Window borrowings; and (8) liens granted in the ordinary course of business by Wesbanco Bank, Inc. to Wesbanco Asset Management, Inc., and Wesbanco Services, Inc. in promissory notes, chattel paper, and other loan documents remaining in Wesbanco Bank, Inc.’s possession with respect to loans sold to Wesbanco Asset Management, Inc., and Wesbanco Services, Inc. in the ordinary course of business, and sale and repurchase obligations among (a) Wesbanco Bank, Inc., and (b) either one or both of Wesbanco Asset Management, Inc., or Wesbanco Services, Inc., with respect to any loan sales among them in the ordinary course of business (to the extent that any such sale and repurchase obligations may constitute a “Lien”).

5.3
Disposal of Interests in the Subsidiaries. Dispose of any stock or other interest (whether by sale, assignment, lease or otherwise) in the equity of (1) any of its financial institution Subsidiaries, whether now owned or hereafter acquired, (2) Wesbanco Asset Management, Inc., (3) Wesbanco Services, Inc., or (3) any other material Subsidiary, whether now owned or hereafter acquired.

5.4
Merger or Consolidations. (1) Dissolve; (2) merge or consolidate with any Person; (3) lease, sell or otherwise convey a material part of its assets or business outside the ordinary course of its business; (4) lease, purchase, or otherwise acquire a material part of the assets of any other Person, except in the ordinary course of its business and except for Permitted Acquisitions; or (5) agree to do any of the foregoing.

5.5
Use of Proceeds. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for the purpose of "purchasing or carrying any margin stock" within the meaning of Federal Reserve Board Regulation U ("Regulation U"). At the Bank's request, the Borrower will furnish a completed Federal Reserve Board Form U-1.

5.6
Affiliate Transactions. Enter into any transaction or agreement with any Affiliate except (1) the Intercompany Loan (2) any transaction upon terms substantially similar to those obtainable from wholly unrelated sources and otherwise in compliance with any applicable Legal Requirements, and (3) any transaction or agreement made in the ordinary course of business, in compliance with any applicable Legal Requirements, and which does not or will not have or produce any Material Adverse Effect.

5.7	Subsidiaries. Form, create or acquire any Subsidiary that is not wholly owned by the Borrower.

5.8
Continuity of Operations. (1) Engage in any business activities substantially different from those in which it is presently engaged; or (2) cease operations, liquidate, change its name, dissolve, or sell any assets out of the ordinary course of business.

5.9
Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of the Borrower’s obligations under this agreement or any of the other Related Documents.

5.10
No Other Negative Pledge. Enter into any agreement with any Person other than the Bank which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create or permit to exist any Lien on any of its property, assets or revenues, whether now owned or hereafter acquired.

5.11
Government Regulation. (1) Be or become subject at any time to any Legal Requirement (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower; or (2) fail to provide documentary and other evidence of the Borrower’s identity as may be requested by the Bank at any time to enable the Bank to verify the Borrower’s identity or to comply with any Legal Requirement, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

6.
Representations, Warranties and Covenants by the Borrower. To induce the Bank to enter into this agreement and to extend credit or other financial accommodations under the Credit Facilities, the Borrower represents and warrants as of the date of this agreement and as of the date of each request for credit under the Credit Facilities that each of the following statements is and shall remain true and correct throughout the term of this agreement and until all Credit Facilities and all amounts owing under the Notes and other Related Documents are paid in full:

6.1
Organization and Status. (1) The Borrower is a West Virginia corporation registered as a federal bank holding company under the laws of the United States, and the Borrower and each of its Subsidiaries are each duly organized, validly existing and in good standing under the laws of its organization and is duly qualified to do business and is in good standing under the laws of each state in which the ownership of its properties and the nature and extent of the activities transacted by it makes such qualification necessary. (2) The Borrower has no Subsidiary other than those listed on Annex I.

6.2
Financial Statements. All financial statements delivered to the Bank are complete and correct and fairly present, in accordance with generally accepted accounting principles, consistently applied, the financial condition and the results of operations of the Borrower and each Subsidiary, as at the dates and for the periods indicated. No material adverse change has occurred in the assets, liabilities, financial condition, business or affairs of the Borrower or any of its Subsidiaries since the dates of the Borrower’s financial statements dated March 31, 2006. Neither the Borrower nor any of its Subsidiaries is subject to any instrument or agreement materially and adversely affecting its financial condition, business or affairs.

6.3
Enforceability. This agreement, the Notes, and the other Related Documents have been duly authorized, executed and delivered by the Parties thereto and are valid and binding agreements of the Parties, enforceable according to their terms, except as the enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity. The execution, delivery and performance of this agreement, the Notes and the other Related Documents and the obligations that they impose, do not violate any Legal Requirement, conflict with any agreement by which any Party is bound, or require the consent or approval of any Governmental Authority or other third party which has not been promptly obtained in connection with the execution and delivery of this agreement and the other Related Documents

6.4
Litigation. There is no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against the Borrower, any of its Subsidiaries or any other Obligor pending or threatened, and no other event has occurred which may in any one case or in the aggregate materially adversely affect the Borrower, any of its Subsidiaries, any other Obligor or any of their respective financial condition and properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank in writing or disclosed in the Borrower’s March 31, 2006, financial statements.

6.5
Title and Rights. The Borrower and each of its Subsidiaries have good and marketable title to its properties, free and clear of any Lien except for Liens disclosed in writing to the Bank prior to the date of this agreement, and those permitted by this agreement and the other Related Documents, including, without limitation, existing mortgage liens on the real estate of the Borrower and the Borrower’s Subsidiaries securing the existing mortgage debt related thereto and which is presently secured thereby. The Borrower and each of its Subsidiaries possess all permits, licenses, patents, trademarks and copyrights required to conduct their respective businesses.

6.6
Regulation U; Business Purpose. None of the proceeds of any of the Credit Facilities will be used to purchase or carry, directly or indirectly, any margin stock or for any other purpose which would make this credit a "purpose credit" within the meaning of Regulation U or not an exempt transaction under Regulation U. All Credit Facilities will be used for business purposes and for the express purposes that the Borrower has informed the Bank that it will use the credit. None of the stock of the Borrower's Subsidiaries is margin stock as defined in Regulation U

6.7
Capital Stock of the Borrower's Subsidiaries. (1) All of the issued and outstanding capital stock of each of the Borrower's Subsidiaries (the "Borrower's Current Subsidiaries' Shares") has been duly authorized, legally and validly issued, fully paid and nonassessable, and the Borrower's Current Subsidiaries' Shares are owned by the Borrower, free and clear of all Liens, except as may exist for the benefit of the Bank; (2) none of the Borrower's Current Subsidiaries' Shares have been issued in violation of any shareholder's preemptive rights; and (3) there are, as of the date of this agreement, no outstanding options, rights, warrants, plans, understandings or other agreements or instruments obligating the Borrower to issue, deliver or sell, or cause to be issued, delivered or sold, or contemplating or providing for the issuance of, additional shares of the capital stock of the Borrower's Subsidiaries, or obligating the Borrower or the Borrower's Subsidiaries to grant, extend or enter into any such agreement or commitment.

6.8
Regulatory Enforcement Actions. Except as disclosed by the Borrower to the Bank, none of the Borrower, or any of its Subsidiaries, or any of their respective officers or directors, is now operating under any effective written restrictions agreed to by the Borrower or by any of its Subsidiaries, or agreements, memoranda, or written commitments by the Borrower or by any of its Subsidiaries (other than restrictions of general application) imposed or required by any Governmental Authority nor are any such restrictions threatened or agreements, memoranda or commitments being sought by any Governmental Authority.

6.9
No Liens. Except for Liens expressly permitted by this Agreement, the Borrower is not a party to any agreement, instrument of undertaking or subject to any other restriction pursuant to which the Borrower has placed, or will be required to place (or under which any other Person may place), a Lien upon any of its properties securing Indebtedness, either upon demand or upon the happening of a condition, with or without any demand.

6.10
Compliance. The Borrower and each of its Subsidiaries has filed all applicable tax returns and paid all taxes shown thereon to be due, except those for which extensions have been obtained and those which are being contested in good faith and for which adequate reserves have been established. The Borrower and each of its Subsidiaries is in compliance with all applicable material Legal Requirements and manages and operates (and will continue to manage and operate) its business in accordance with good industry practices. Neither the Borrower nor any of its Subsidiaries is in default in the payment of any other Indebtedness or under any agreement to which it is a party.

6.11
No Claims Against the Bank. There are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that the Borrower or any other Obligor could assert against the Bank, whether in connection with this agreement, any of the Credit Facilities, or otherwise.

6.12
Statements by Others. All statements made by or on behalf of the Borrower, any of its Subsidiaries or any other of the Parties in connection with any Related Document constitute the joint and several representations and warranties of the Borrower under this agreement.

6.13
Environment. The Borrower and each of its Subsidiaries have complied with applicable Legal Requirements in each instance in which any of them have generated, handled, used, stored or disposed of any hazardous or toxic waste or substance, on or off its premises (whether or not owned by any of them). Neither the Borrower nor any of its Subsidiaries has any material contingent liability for non-compliance with environmental or hazardous waste laws. Neither the Borrower nor any of its Subsidiaries has received any notice that it or any of its property or operations does not comply with, or that any Governmental Authority is investigating its compliance with, any environmental or hazardous waste laws.

6.14
Continuing Representations. Each request for an advance or conversion or continuation of an advance under any of the Credit Facilities shall constitute a representation and warranty by the Borrower that all of the representations and warranties set forth in this agreement shall be true and correct on and as of such date with the same effect as though such representations and warranties had been made on such date, except to the extent that such representations and warranties are stated to expressly relate solely to an earlier date.

7	Default/Remedies/Cure Periods.

7.1	Events of Default. Each of the following is an "Event of Default":

A.
The Borrower, any of its Subsidiaries or any other Obligor fails to pay when due any amount payable (1) under the Notes or with respect to any of the other Liabilities; or (2) under any agreement or instrument evidencing Indebtedness to any creditor other than the Bank.

B.
The Borrower, any of its Subsidiaries or any other Obligor (1) fails to observe or perform or otherwise violates, or is in default of, any other term, covenant, condition or agreement of any of the Notes or other Related Documents; (2) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (3) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (4) defaults under the terms of any agreement or instrument relating to any Indebtedness (other than the Indebtedness evidenced by the Notes) and the effect of such default will allow the creditor to declare the Indebtedness due before its maturity; provided , however, that the violation that has occurred and is continuing as of the date of this Agreement with respect to the Return on Average Assets financial covenant set forth in the loan documents between the Borrower and SunTrust Bank, N.A. shall not be a default hereunder provided that all Indebtedness of the Borrower to SunTrust Bank, N.A. is fully paid-off contemporaneously with the execution and delivry of this Agreement.

C.
In the event (1) there is a default under the terms of any Related Document that is not cured within any cure period specified therein; or (2) the Borrower fails to comply with, or pay, or perform under any agreement, now or hereafter in effect, between the Borrower and JPMorgan Chase & Co., or any of its Subsidiaries or Affiliates or their successors and assigns and the failure to comply with, pay or perform is not cured within any cure period specified in such agreement.

D.	The Borrower, any of its Subsidiaries or any other Obligor becomes insolvent or unable to pay its debts as they become due.

E.
The Borrower, any of its Subsidiaries or any other Obligor (1) makes an assignment for the benefit of creditors; (2) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets; or (3) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction.

F.	A custodian, receiver, conservator or trustee is appointed for the Borrower, any Subsidiary of the Borrower or any other Obligor or for a substantial part of its assets.

G.
Proceedings are commenced against the Borrower, any Subsidiary of the Borrower or any other Obligor under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and they remain undismissed for thirty (30) days after commencement; or the Borrower any Subsidiary of the Borrower or any other Obligor consents to the commencement of those proceedings.

H.
If any of the Borrower's assets having an aggregate fair market value in excess of $1,000,000.00, in the Bank’s reasonable estimate, are attached, seized, subjected to a writ, or are levied upon or become subject to any Lien (with the exception of statutory Liens) or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or if a notice of Lien, levy or assessment is filed of record or given to the Borrower or any Subsidiary of the Borrower with respect to all or any of their respective assets by any Governmental Authority.

I.
The FRB, the FDIC, the OCC, the OTS, the SEC, any State Authority, or any other Governmental Authority charged with the regulation of bank holding companies or financial institutions issues to the Borrower or any of its Subsidiaries, or initiates through formal proceedings any action, suit or proceeding to obtain against, impose on or require from the Borrower or any of its Subsidiaries a cease and desist order or similar regulatory order, injunction, temporary restraining order, the assessment of civil monetary penalties in an amount greater than $1,000,000.00, articles of agreement that have any Material Adverse Effect, a memorandum of understanding that has any Material Adverse Effect, a capital directive, a capital restoration plan, restrictions (other than board resolutions adopted at the direction of a Governmental Authority) that prevent or as a practical matter impair the payment of dividends by any of its Subsidiaries, the payments of any Indebtedness by the Borrower or the conduct of any or all of the business affairs of the Borrower or any of its Subsidiaries, restrictions (other than board resolutions adopted at the direction of a Governmental Authority) that make the payment of the dividends by any of its Subsidiaries, the payment of Indebtedness by the Borrower or the conduct of any or all of the business affairs of the Borrower or any of its Subsidiaries subject to prior regulatory approval, a notice or finding under subsection 8(a) of the Federal Deposit Insurance Act, as amended, or any similar enforcement action, measure or proceeding.

J.
If the Borrower or any of its Subsidiaries continues to be in default in any payment of principal or interest for any other indebtedness for borrowed money or in default in the performance of any other term, condition or covenant contained in any agreement (including, but not limited to, an agreement in connection with the acquisition of capital equipment on a title retention or net lease basis), under which any such indebtedness is created the effect of which default in performance is to cause or permit the holder of the indebtedness to cause the indebtedness to become due prior to its stated maturity.

K.
A change of control of the Borrower shall occur or the Borrower shall have the option, exercisable on at least one Business Day’s prior notice, upon the consummation, in whole or in part, of any transaction effecting any change of control of the Borrower that, in either case, has been approved as such, or is required to be approved by any Governmental Agency.

L.	A material adverse change occurs in the assets, liabilities, actual or prospective financial condition, business or affairs of the Borrower, any of its Subsidiaries, or any other Obligor.

7.2
Remedies. At any time after the occurrence of an Event of Default, the Bank may do one or more of the following: (1) cease permitting the Borrower to incur any Liabilities; (2) terminate any commitment of the Bank evidenced by any of the Notes; (3) declare any of the Notes to be immediately due and payable, without notice of acceleration, intention to accelerate, presentment and demand or protest or notice of any kind, all of which are hereby expressly waived; (4) exercise all rights of setoff that the Bank may have contractually, by law, in equity or otherwise; and (5) exercise any and all other rights pursuant to any of the Related Documents, at law, in equity or otherwise. The rights of the Bank under this agreement and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank. Each Obligor agrees to stand still with regard to the Bank's enforcement of its rights.

8	Miscellaneous.

8.1
Notice. Any notices and demands under or related to this document shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (1) by hand, (2) by a nationally recognized overnight courier service, or (3) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (1) upon receipt if delivered by hand, (2) on the Delivery Day after the day of deposit with a nationally recognized courier service, or (3) on the third Delivery Day after the notice is deposited in the mail. "Delivery Day" means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision.

8.2
No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

8.3
Integration. This agreement, the Notes, and any agreement related to the Credit Facilities embody the entire agreement and understanding of the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Notes is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement or the Notes in any other jurisdiction.

8.4	Relationship to Prior Agreement. This agreement constitutes an amendment and a restatement of the Prior Agreement in its entirety.

8.5	Joint and Several Liability. Each party executing this agreement as the Borrower is individually, jointly and severally liable under this agreement.

8.6
Choice of Law. THIS AGREEMENT SHALL BE DEEMED TO BE EXECUTED AND HAS BEEN DELIVERED AND ACCEPTED IN CHICAGO, ILLINOIS BY SIGNING AND DELIVERING IT THERE. ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS AND NOT THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF ILLINOIS.

8.7
Consent to Jurisdiction. THE BANK AND THE BORROWER AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER RELATED DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS BUT THE BANK AND THE BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY, ILLINOIS. THE BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

8.8	Captions. Section headings and titles are for convenience of reference only and do not affect the interpretation of this agreement.

8.9
Creditors Proceedings. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Borrower under this agreement would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the Borrower’s liability under this agreement, then, notwithstanding any other provision of this agreement to the contrary, the amount of such liability shall, without any further action by the Borrower or the Bank, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding.

8.10
Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facilities, the Bank is relying on all representations, warranties, and covenants made by the Borrower and the other Parties in this agreement, any other Related Documents or in any certificate or other instrument delivered by the Parties. The Borrower further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Bank of this agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Liabilities to the Bank shall be paid in full.

8.11
Non-Liability of the Bank. The relationship of the Borrower and the Bank created by this agreement is strictly a debtor and creditor relationship and not fiduciary in nature, nor is the relationship to be construed as creating any partnership or joint venture between the Bank and the Borrower. The Borrower is exercising the Borrower’s own judgement with respect to the Borrower's business. All information supplied to the Bank is for the Bank's protection only and no other party is entitled to rely on such information. There is no duty for Bank to review, inspect, supervise or inform the Borrower of any matter with respect to the Borrower's business. The Bank and the Borrower intend that the Bank may reasonably rely on all information supplied by the Borrower or any other Parties to the Bank, together with all representations and warranties given by the Borrower and the other Parties to the Bank, without investigation or confirmation by the Bank and that any investigation or failure to investigate will not diminish the Bank's right to so rely.

8.12
Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank, its parent companies, subsidiaries, affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the "Indemnified Persons") harmless from any and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys' fees (including the fees and expenses of attorneys engaged by the Indemnified Person at the Indemnified Person's reasonable discretion) and amounts paid in settlement ("Claims") to which any Indemnified Person may become subject arising out of or relating to this agreement or the collateral, except to the limited extent that the Claims are proximately caused by the Indemnified Person’s gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

8.13
Counterparts. This agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

8.14
Sole Discretion of the Bank. Whenever the Bank's consent or approval is required under this agreement, the decision as to whether or not to consent or approve shall be in the sole and exclusive discretion of the Bank and the Bank's decision shall be final and conclusive.

8.15
Recovery of Additional Costs. If the imposition of or any change in any law, rule, regulation, or guideline, or the interpretation or application of any thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on the Bank), reserve requirements, capital adequacy requirements, or other obligations which would (1) increase the cost to the Bank for extending or maintaining the Credit Facilities; (2) reduce the amounts payable to the Bank under the Credit Facilities; or (3) reduce the rate of return on the Bank's capital as a consequence of the Bank's obligations with respect to the Credit Facilities, then the Borrower agrees to pay the Bank such additional amounts as will compensate the Bank therefor, within five (5) days after the Bank's written demand for such payment. The Bank's demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower which explanation and calculations shall be conclusive in the absence of manifest error.

8.16
Conflicting Terms. If this agreement is inconsistent with any provision in any Related Documents, the Bank shall determine, in the Bank's sole and absolute discretion, which of the provisions shall control any such inconsistency.

8.17
Expenses. To the extent not prohibited by applicable law and whether or not the transactions contemplated by this agreement are consummated, the Borrower is liable to the Bank and agrees to pay on demand all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of the Related Documents, the making, servicing and collection of the Credit Facilities and the realization on any collateral, and any other amounts owed under the Related Documents, including without limitation reasonable attorneys' fees (including counsel for the Bank that are employees of the Bank or its affiliates) and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any proceeding involving any of the Parties or property of any of the Parties. The obligations of the Borrower under this section shall survive the termination of this agreement.

8.18
Reinstatement. The Borrower agrees that to the extent any payment or transfer is received by the Bank in connection with the Liabilities, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid or transferred by the Bank or paid or transferred over to a trustee, receiver or any other entity, whether under any proceeding or otherwise (any of those payments or transfers is hereinafter referred to as a "Preferential Payment"), then this agreement and the Credit Facilities shall continue to be effective or shall be reinstated, as the case may be, even if all those Liabilities have been paid in full and whether or not the Bank is in possession of the Notes and whether any of the Notes has been marked, paid, released or cancelled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Bank, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made. The obligations of the Borrower under this section shall survive the termination of this agreement.

8.19	Severability. If any provision of this agreement cannot be enforced, the remaining portions of this agreement shall continue in effect.

8.20
Assignments. The Borrower agrees that the Bank may provide any information or knowledge the Bank may have about the Borrower or about any matter relating to the Notes or the Related Documents to JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of the Notes or the Related Documents or any participation therein. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in the Notes to one or more purchasers whether or not related to the Bank.

8.21
Waivers. All Obligors jointly and severally waive notice, demand, presentment for payment, notice of nonpayment, notice of acceleration, protest, notice of protest, and the filing of suit and diligence in collecting the Notes and all other demands and notices, and consents and agrees that the Obligor’s liabilities and obligations shall not be released or discharged by any or all of the following, whether with or without notice to the Obligor or any other Obligor, and whether before or after the maturity of the Notes: (1) extensions of the time of payment; (2) renewals; (3) acceptances of partial payments; and (4) releases or substitutions of any Collateral or any Obligor.  The Bank may waive or delay enforcing any of its rights without losing them. Each Obligor agrees that acceptance of any partial payment shall not constitute a waiver and that waiver of any default shall not constitute waiver of any prior or subsequent default. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of this Agreement is effective unless it is in writing and signed by the party against whom it is being enforced. Nothing herein is intended to waive or vary the duties of the Bank or the rights of the Borrower in violation of any provision of the Uniform Commercial Code as adopted in the State of Illinois, as amended from time to time, that would prohibit the waiver or variation of those duties and rights by agreement of the parties.

9	USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if the Borrower is an individual Bank will ask for the Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify the Borrower, and if the Borrower is not an individual Bank will ask for the Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify the Borrower. Bank may also ask, if the Borrower is an individual to see the Borrower’s driver’s license or other identifying documents, and if the Borrower is not an individual to see the Borrower’s legal organizational documents or other identifying documents.

10
WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11
JURY WAIVER. THE BORROWER AND THE BANK VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT AND THE RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE CREDIT FACILITIES.

Borrower:

WESBANCO, INC.

By: /s/ Robert H. Young

Name: Robert H. Young

Title: Executive V/P - Chief Financial Officer

Bank:

JPMORGAN CHASE BANK, N.A.

By: /s/ Chris Cavacini

Name: Chris Cavacini

Title: Vice President

ANNEX I - SUBSIDIARIES

Subsidiary Name	State Where Organized	% Owned/ Owned By
HOMETOWN FINANCE COMPANY	WV	100.00% by Borrower
WESBANCO SECURITIES, INC.	OH	100.00% by Borrower
WESBANCO BANK, INC.	WV	100.00% by Borrower
WESBANCO INSURANCE SERVICES, INC.	WV	100.00% by Wesbanco Bank, Inc.
WESBANCO ASSET MANAGEMENT, INC.	DE	100.00% by Wesbanco Bank, Inc.
WESBANCO SERVICES, INC.	DE	100.00% by Wesbanco Asset Management, Inc.
WESBANCO PROPERTIES, INC.	WV	100.00% by Borrower

EXHIBIT A to Credit Agreement between
WesBanco, Inc. (the "Borrower") and JPMorgan Chase Bank, N.A. (the "Bank")
dated as of __________, 2006, as same may be amended, restated and supplemented in writing.

REPORTING REQUIREMENTS, FINANCIAL COVENANTS AND
COMPLIANCE CERTIFICATE FOR CURRENT REPORTING PERIOD ENDING  _  , 200_  ("END DATE")

A.	REPORTING PERIOD. THIS EXHIBIT WILL BE IN PROPER FORM AND SUBMITTED WITHIN 45 DAYS OF THE END OF EACH CALENDAR QUARTER INCLUDING THE LAST REPORTING PERIOD OF THE FISCAL YEAR.

BORROWER'S FISCAL YEAR ENDS ON _, 200_.
B. Financial Reporting. The Borrower will provide the following financial information in Proper Form within the times indicated:			Compliance Certificate
WHO	WHEN DUE	WHAT	(Circle)
The Borrower and the Borrower’s Subsidiaries	(i) Within 90 days of fiscal year end
Annual report and financial statements (balance sheet, income statement, cash flow statement) audited (with unqualified opinion) by independent certified public accountants satisfactory to the Bank and prepared in accordance with generally accepted accounting principles, consistently applied on consolidated and consolidating bases, accompanied by this Compliance Certificate
Yes No
	(ii) Within 45 days of each Reporting Period End Date, including the final period of the fiscal year	A copy of all call reports filed with any Governmental Authority for each of the Borrower's financial institution Subsidiaries	Yes No
	(iii) Within 45 days of each Reporting Period End Date, excluding the final period of the fiscal year	A copy of the Borrower’s quarterly call report as filed with its primary federal Governmental Authority	Yes No
C. Other Required Covenants to be maintained and/or to be specifically certified. COMPLIANCE CERTIFICATE
REQUIRED	ACTUAL REPORTED		Compliance(Circle)
(i) Borrower shall at all times the categorization of each of its financial institution Subsidiaries as ‘Well Capitalized’ as defined by the regulations of the applicable primary federal Governmental Authority. [Section 4.9]
	Each financial institutions Subsidiary Well Capitalized?		Yes No

(ii) Borrower shall maintain at all times a “Consolidated Non-Performing Assets Ratio” of not greater than one and 75/100 percent (1.75%). [Section 4.10, Non-Performing Assets (including OREO) / Total Loans + OREO]

	Borrower’s Consolidated Non-Performing Assets Ratio ____%		Yes No

THE ABOVE SUMMARY REPRESENTS SOME OF THE COVENANTS AND AGREEMENTS CONTAINED IN THE AGREEMENT AND DOES NOT IN ANY WAY RESTRICT OR MODIFY THE TERMS AND CONDITIONS OF THE AGREEMENT. IN CASE OF CONFLICT BETWEEN THIS EXHIBIT A AND THE AGREEMENT, THE AGREEMENT SHALL CONTROL.

The undersigned hereby certifies that the above information and computations are true and correct and not misleading as of the date hereof, and that since the date of the Borrower's most recent Compliance Certificate (if any):

☐	No default or Event of Default has occurred under the agreement during the current Reporting Period, or been discovered from a prior period, and not reported.
☐	A default or Event of Default (as described below) has occurred during the current Reporting Period or has been discovered from a prior period and is being reported for the first time and:
               ☐ was cured on __________________________ .
☐ was waived by the Bank in writing on ______________________________ .
☐ is continuing.

Description of Event of Default: ____________________________________________________________

Executed this _____ day of _________________, 200 .

WESBANCO, INC. By:
Name:
Title: